Exhibit 10.1
EXECUTION COPY

CREDIT AGREEMENT
Dated as of December 27, 2006
Between
MBI FINANCIAL INC.
as Borrower
and
OLD MASTER GIOTTO FUND LIMITED
as Lender

TABLE OF CONTENTS

i

Page

SECTION 7.12. Right of Setoff	29
SECTION 7.13. Judgment Currency	29
SECTION 7.14. Replacement of Promissory Note	30
SECTION 7.15. Headings Descriptive	30
SECTION 7.16. Entire Agreement	30
SECTION 7.17. WAIVER OF JURY TRIAL	30

EXHIBITS

Exhibit A – Form of Note
Exhibit B – Form of Legal Opinion of Counsel to Borrower
Exhibit C – Form of Borrower Security Agreement
Exhibit D – Form of Warrants

ANNEX

Annex A – Payment Schedule
Annex B – Quarterly Payments

SCHEDULES

Schedule 1 – Subsidiaries
Schedule 2 – Debt
Schedule 3 – Senior Debt

ii

CREDIT AGREEMENT
          THIS CREDIT AGREEMENT (this “Agreement”), dated as of December 27, 2006, is entered into by and between MBI FINANCIAL INC., a Nevada corporation (“Borrower”), and OLD MASTER GIOTTO FUND LIMITED, a Cayman Islands exempt company (“Lender”).
          Borrower has requested that Lender make a loan to it in the amount of Five Million ($5,000,000) Dollars for the purposes set forth herein and Lender is prepared to make such loan upon the terms and conditions hereof. Accordingly, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
          SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
     “Account Control Agreement” means an account control agreement in form and substance acceptable to the Lender relating to the Quarterly Cash Reserve Account and each other deposit account and securities account of the Borrower.
     “Acquisitions” means the acquisition by the Borrower of all or substantially all of the assets of, or a majority of the capital stock of, a Person.
     “Advance” means the loan made by Lender to Borrower pursuant to Section 2.01.
     “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.
     “Agreement” shall mean this Credit Agreement, as modified, supplemented or amended from time to time.
     “Bank” means Bank of America, N.A. or such other bank as mutually agreed by Borrower and Lender.
     “Bankruptcy Code” means the Federal Bankruptcy Code of 1978, Title 11 of the United States Code, as amended from time to time.
     “Borrower Security Agreement” means that certain security agreement between Borrower and Lender dated as of the date hereof provided in connection with and securing the Advance, as the same may be amended, modified or supplemented from time to time.
     “Business Day” means a day of the year other than a Saturday or Sunday on which banks are not required or authorized to close in New York, New York.
     “Change in Key Management” shall be deemed to have occurred if Patrick McGeeney ceases to be the Chief Executive Officer of the Borrower or John Farkas ceases to be President of MBI Mortgage, Inc., and either ceases to have substantial involvement in the day-to-day operations of Borrower or MBI Mortgage.
     “Change of Control” shall be deemed to have occurred at such time as a “person” or “group” (within the meaning of Section 13(d) and 14(d) of the U.S. Securities and Exchange Act of 1934, as amended) (other than those as of the date hereof) becomes the “beneficial owner” (as defined in Rule 13d-3 under such Act), directly or indirectly, of twenty (20%) percent or more of the total voting power of Borrower or any of the Subsidiaries or otherwise has the power to direct or cause the direction of the management or policies of Borrower or any of the Subsidiaries.
     “Closing Date” means the earliest date as of which the conditions precedent to the obligation of Lender to make the Advance to Borrower shall have been satisfied or waived.
     “Closing Fee” has the meaning specified in Section 2.01(b).
     “Collateral” shall mean the “Collateral” as defined in the Borrower Security Agreement.
     “Committed Amount” means Five Million ($5,000,000) dollars.
     “Confidential Information” means information that Borrower or any of its Subsidiaries or Affiliates furnishes to Lender on a confidential basis by informing the recipient that such information is confidential or marking such information as such, but does not include any such information that (i) is or at the time of disclosure by such Person has become generally available to the public other than as a result of a disclosure by Lender or its directors, officers, employees, advisors or agents in breach of Section 7.10, (ii) was available to Lender on a non-confidential basis prior to its disclosure to Lender by such Person, (iii) is or at the time of disclosure by such Person has become available to Lender from a source other than Borrower or any of its Subsidiaries, unless Lender has actual knowledge that such source is prohibited from transmitting the information by a confidentiality agreement, with or other legal or fiduciary obligation to, Borrower or any of its Subsidiaries or (iv) has been authorized by Borrower to be disseminated on a non-confidential basis.
     “Contractual Obligation” means as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

     “Debt” of any Person means (a) indebtedness of such Person for borrowed money, (b) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) obligations of such Person to pay the deferred purchase price of property or services (excluding trade payables and other accounts payable incurred in the ordinary course of business of such Person), (d) capital lease obligations of such Person, (e) Debt of others secured by a Lien on the property of such Person up to the amount of the Lien, whether or not the respective indebtedness so secured has been assumed by such Person, (f) the maximum amount available to be drawn under all letters of credit issued for the account of such Person and all unpaid drawings in respect of such letters of credit, (g) all obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted (i.e., take-or-pay and similar obligations), (h) all obligations of such Person created or arising under any conditional sale or other title retention agreement or incurred as financing, (i) the net obligations of such Person under derivative transactions (including, but not limited to, under Swap Agreements) or commodity transactions; and (j) obligations of such Person under a Guaranty of Debt of others of the kinds referred to in clauses (a) through (h) above.
     “Default” means an event that, with notice or lapse of time or both, would become an Event of Default.
     “Dollars” and “$” mean the lawful currency of the United States of America.
     “Employee Plan” means any employee benefit or management compensation plan or the grant of stock and stock options to employees of Borrower or any of its Subsidiaries pursuant to a written plan or agreement that has been approved by the Board of Directors (or analogous entity) of Borrower or such Subsidiary.
     “Events of Default” has the meaning specified in Section 6.01.
     “Excess Revenues” has the meaning specified in Section 2.07(a).
     “Facility Documents” means, collectively, this Agreement, the Note, the Security Agreement, each Account Control Agreement, the Warrants, and each other agreement or instrument executed or delivered in connection herewith or therewith.
     “Financing Notice” has the meaning specified in Section 2.05.
     “Financing Right” has the meaning specified in Section 2.05.
     “GAAP” means U.S. generally accepted accounting principles consistently applied.
     “Governmental Authority” means any nation or government, any state, province or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
     “Guaranty” by any Person means any obligation of such Person guaranteeing or in effect guaranteeing any Debt of another Person, including, but not limited to, any obligation of such Person to purchase or pay (or supply advance funds for the purchase or payment of) such Debt (whether arising by virtue of a partnership agreement, agreement to keep-well, to purchase property or assets or services, to take-or-pay, or to maintain financial statement conditions or otherwise), or any obligation incurred for the purpose of assuring the holder of such Debt of the payment thereof in whole or in part; provided that the term “Guaranty” shall not include any endorsement of an instrument for deposit or collection in the ordinary course of business.
     “Indemnified Party” has the meaning specified in Section 7.04(b).
     “Intellectual Property” has the meaning specified in Section 4.01(n).
     “Judgment Currency” has the meaning specified in Section 7.13.
     “Law” shall mean any constitution, treaty, convention, statute, law, code, ordinance, decree, order, rule, regulation, guideline, interpretation, direction, policy or request, or judicial or arbitral decision, of a Governmental Authority.
     “Lender” means each of Lender and any other Person that becomes a Lender pursuant to Section 7.05, individually and not collectively.
     “Lien” means any lien, pledge, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, but not limited to, the lien or retained security title of a conditional vendor and the interest of a lessor under a lease intended as security.
     “Margin Stock” means margin stock within the meaning of Regulation U.
     “Material Adverse Effect” means a material adverse effect on (a) the business, operations, property, condition (financial or otherwise) or prospects of Borrower and its Subsidiaries, taken as a whole, or (b) the validity or enforceability of (i) this Agreement, the Note or any other Facility Document or (ii) the rights or remedies of Lender hereunder or thereunder.
     “Maturity Date” means January 1, 2009.
     “Maximum Lawful Rate” has the meaning specified in Section 2.04(b).
     “MBI Mortgage” means MBI Mortgage, Inc., a wholly owned subsidiary of the Borrower.
     “Minimum Coverage Ratio Test” means on any date of determination (i) during the period from June 1, 2007, through July 31, 2007, that (a) EBITDA for the three (3) calendar months immediately preceding such date multiplied by four (4) less (b) all Subordinated Debt as of such date of determination, is equal to or greater than 150% of the Net Loan Payable, and (ii) during the period from August 1, 2007, and thereafter, (x) EBITDA for the three (3) calendar months immediately preceding such date multiplied by four (4) less (y) all Subordinated Debt as of such date of determination, is equal to or greater than 200% of the Net Loan Payable.
     “Mortgage Loans” means a loan (constituting Debt) that is not a construction loan or Commercial Loan, is evidenced by a valid promissory note, and is secured by a mortgage, deed of trust, or trust deed that grants a Lien on residential real property.
     “Net Loan Payable” means, as of the date of determination, the excess, if any, of (i) the Total Loan Amount Payable over (ii) the sum of the Quarterly Payments previously received.
     “New Acquisition Financing” has the meaning specified in Section 2.05.
     “New Financing” has the meaning specified in Section 2.07(b).
     “Note” means the promissory note of Borrower payable to the order of Lender, in substantially the form of Exhibit A hereto, evidencing the indebtedness of Borrower in respect of the Advance and any other promissory note accepted from time to time in substitution or exchange therefor or renewal thereof.
     “Other Taxes” has the meaning specified in Section 2.09(b).
     “Payment Schedule” has the meaning specified in Section 2.02.
     “Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.
     “Quarter” and “Quarterly” means each ninety (90) day period following January 1, 2007.
     “Quarterly Cash Reserve Account” has the meaning specified in Section 2.07.
     “Quarterly Payment” means the amount specified in the Payment Schedule as adjusted to account for interest at the Default Rate, if applicable, as being due for the applicable Quarter.
     “Regulation T” means Regulation T issued by the Board of Governors of the Federal Reserve System, as from time to time amended.
     “Regulation U” means Regulation U issued by the Board of Governors of the Federal Reserve System, as from time to time amended.
     “Regulation X” means Regulation X issued by the Board of Governors of the Federal Reserve System, as from time to time amended.
     “Required Cash Reserve” has the meaning specified in Section 2.07(a).

     “Requirement of Law” means as to any Person, the certificate of incorporation and by-laws, certificate of formation, limited liability company agreement or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
     “Responsible Officer” of Borrower means its chief executive officer or its chief financial officer (whether or not the Person performing such duties is so designated) or any designee thereof.
     “Sinking Fund” has the meaning specified in Section 2.07(a).
     “Stated Rate” has the meaning specified in Section 2.04(b).
     “Subordinated Debt” shall mean all Debt incurred by Borrower or any Subsidiary that is contractually subordinated and payments are deferred to Borrower’s Debt hereunder.
     “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty (50%) percent of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.
     “Swap Agreement” means any “swap agreement” as defined in § 101(53B) of the Bankruptcy Code, or any successor provision.
     “Taxes” has the meaning specified in Section 2.09(a).
     “Total Loan Amount Payable” means Six Million Eighty-Nine Thousand Three Hundred Forty-Eight and 56/100 Dollars ($6,089,348.56).
     “Unpaid Principal Amount” has the meaning specified in Section 2.03(a).
     “Warrants” means the Warrant, dated the date hereof, issued by Borrower to Old Master Cimabue Holdings, Limited, and all additional warrants issued hereafter pursuant to such Warrant.

          SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” mean “to but excluding.”
          SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with accounting principles consistent with GAAP.
          SECTION 1.04. Principles of Construction. All references to Sections, Articles, Schedules, Exhibits and Appendices are to Sections, Articles, Schedules, Exhibits and Appendices in or to this Agreement unless otherwise specified. The words “hereof” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
ARTICLE II
AMOUNT AND TERMS OF THE ADVANCE
          SECTION 2.01. The Advance.
          (a) Lender agrees, on the terms and conditions herein set forth, to make an Advance to Borrower in Dollars on the Closing Date in an amount equal to Five Million Dollars ($5,000,000). Not later than 11:00 a.m. (New York City time) on the date of the Advance and upon fulfillment of the applicable conditions set forth in Article III, Lender will make the Advance available to Borrower in same day funds at an account specified by Borrower in writing at least one Business Day prior to the date of the Advance. Any amounts borrowed under this Agreement and repaid or prepaid may not be reborrowed.
          (b) Borrower agrees to pay to Lender out of the Advance a closing fee in the amount Fifty Thousand Dollars ($50,000) (the “Closing Fee”), and to pay additional expenses of the Lender as set forth in Section 7.04.
          SECTION 2.02. Repayment of Advance. Borrower shall repay the principal amount of the Advance, together with accrued and unpaid interest thereon, on the dates and otherwise in accordance with the payment schedule attached hereto as Annex A (the “Payment Schedule”). The Unpaid Principal Amounts, together with accrued and unpaid interest thereon, shall mature and be due and payable on the Maturity Date.
          SECTION 2.03. Interest.
          (a) Ordinary Interest. Borrower shall pay interest on the unpaid principal amount of the Advance (the “Unpaid Principal Amount”), from the date of the Advance until such principal amount shall be paid in full, at a rate per annum equal to eighteen percent (18%) (the “Interest Rate”). The Interest Rate shall permanently increase to twenty-five percent (25%) per annum (the “Default Rate”) on and after the date on which the second (2nd) Default shall occur under the terms of this Agreement, whether or not such Default becomes an Event of Default hereunder. Interest shall be payable on the dates and otherwise in accordance with the Payment Schedule, commencing April 1, 2007, and on the date of any other payment or prepayment of the Unpaid Principal Amount. Interest shall be compounded on the first day of each calendar month and shall be based on a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day) in the period for which interest is payable. Interest in respect of the period from the date of the Advance to December 31, 2006 shall be due and payable as separately agreed by Borrower and Lender. In the event interest becomes payable at the Default Rate, the Lender may provide Borrower with a replacement Payment Schedule which shall be binding on the Borrower absent manifest error. Failure of the Lender to provide a replacement Payment Schedule shall not release the obligation to pay interest at the Default Rate on each Quarterly Payment date.
          (b) Default Interest. Notwithstanding anything to the contrary contained herein, upon the occurrence and during the continuance of any Default and upon the occurrence of any Event of Default, Borrower shall pay interest (which shall apply to any such period occurring before and/or after the date of Borrower’s filing of any petition in bankruptcy or other insolvency proceedings) on:
          (i) the Unpaid Principal Amount at a rate per annum equal to the Default Rate; and
          (ii) the past-due amount of any interest, fee or other amount otherwise payable hereunder that is not paid within the applicable grace period, from the date such amount was originally due until such amount shall be paid in full, at a rate per annum equal to the Default Rate.
The amount of additional interest incurred under this subsection (b) as a result of the application of the Default Rate, shall be payable on demand, and otherwise on the dates referenced in subsection (a) of this Section 2.03.
          SECTION 2.04. Maximum Interest.
          (a) In no event shall the interest charged with respect to the Advance or any other obligations of Borrower hereunder exceed the maximum amount permitted under the laws of the State of New York or of any other applicable jurisdiction.
          (b) Notwithstanding anything to the contrary herein or elsewhere, if at any time the rate of interest payable for the account of Lender hereunder or under the Note (the “Stated Rate”) would exceed the highest rate of interest permitted under any applicable law to be charged by Lender (the “Maximum Lawful Rate”), then for so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable for the account of Lender shall be equal to the Maximum Lawful Rate; provided, that if at any time thereafter the Stated Rate is less than the Maximum Lawful Rate, Borrower shall, to the extent permitted by law, continue to pay interest for the account of Lender at the Maximum Lawful Rate until such time as the total interest received by Lender is equal to the total interest which Lender would have received had the Stated Rate been (but for the operation of this provision) the interest rate payable. Thereafter, the interest rate payable for the account of Lender shall be the Stated Rate unless and until the Stated Rate again would exceed the Maximum Lawful Rate, in which event this provision shall again apply.

          (c) In no event shall the total interest received by Lender exceed the amount which Lender could lawfully have received had the interest been calculated for the full term hereof at the Maximum Lawful Rate.
          (d) If Lender has received interest hereunder in excess of the Maximum Lawful Rate, such excess amount shall be applied to the reduction of the principal balance of the Advance or to other amounts (other than interest) payable hereunder, and if no such principal or other amounts are then outstanding, such excess or part thereof remaining shall be paid to Borrower.
          SECTION 2.05. Financing Right of First Offer. If at any time, and from time to time, prior to the Maturity Date, Borrower intends to obtain Debt for the purpose of financing all or any portion of the purchase price to be paid by Borrower in connection with an Acquisition (“New Acquisition Financing”), then Borrower shall provide Lender with notice of its intent and the proposed terms for such financing (the “Financing Notice”), and Lender shall have the right, exercisable for a period of thirty (30) days from receipt of the Financing Notice, to provide Borrower with a written offer to provide such Debt financing to Borrower (the “Financing Offer”). Borrower shall have thirty (30) days to accept or reject such Financing Offer. If Borrower accepts the Financing Offer, then Borrower and Lender shall cooperate in good faith to consummate the transaction on the terms and subject to the conditions set forth in the Financing Offer.
          SECTION 2.06. Prepayments of Advance. Borrower may prepay the Unpaid Principal Amount, at any time on not less than ten (10) Business Days notice to Lender; provided that Borrower (a) makes payment in full of the then-current Unpaid Principal Amount, together with all other amounts owing to Lender hereunder including, without limitation, all interest accrued thereon, and (b) pay to Lender a prepayment fee equal to (i) the per annum interest rate then applicable to the Unpaid Principal Amount, multiplied by (ii) the Unpaid Principal Amount immediately prior to such prepayment.
          SECTION 2.07. Cash Collateral.
          (a) Borrower shall deposit $1,000,000 on the Closing Date into deposit account number                at Bank (the “Quarterly Cash Reserve Account”). Borrower shall cause Bank to enter into an Account Control Agreement with the Borrower and the Lender within ninety (90) days after the Closing Date, pursuant to which the Bank will agree to act only on instructions from the Lender with respect to amounts on deposit in the Quarterly Cash Reserve Account. Beginning February 1, 2007, the Borrower will deposit cash into the Quarterly Cash Reserve Account in accordance with Annex B hereto (such amounts, the “Sinking Fund Payments”). Notwithstanding the foregoing, to the extent that amounts on deposit in the Quarterly Cash Reserve Account on the Business Day following each Quarterly Payment commencing July 2, 2007 exceed $400,000 (the “Required Cash Reserve”), then the scheduled Sinking Fund payments for the Quarter succeeding such date shall be reduced by the amount of such excess in inverse order. If, as a result of any Quarterly Payment, the amounts on deposit in the Quarterly Cash Reserve Account is less than the Required Cash Reserve, then in addition to any scheduled Sinking Fund Payments, the Borrower shall deposit an amount equal to 50% of the amount by which EBITDA for the immediately preceding three (3) calendar month period exceeds the Quarterly Payment next due, to the extent required to increase the amount on deposit in the Quarterly Cash Reserve Account (exclusive of Sinking Fund Payments made during such period) to an amount equal to the Required Cash Reserve.
          (b) The Borrower shall deposit into the Quarterly Cash Reserve Account, on or prior to May 1, 2007, $800,000 from the proceeds of issuance of common stock or subordinate Debt (the “New Financing”).
          (c) Lender shall be entitled to direct the Bank to pay to Lender on the first Business Day of each Quarter from the Quarterly Cash Reserve Account the amount of the Quarterly Payment then due (or if the amount in the Quarterly Cash Reserve Account is less than the Quarterly Payment then due, all of the amounts then deposited in the Quarterly Cash Reserve Account).
          (d) In the event of any Event of Default under the Borrower Security Agreement or Sections 4.01(m), 5.02(b) or 5.02(g) hereof, Borrower may cure such Event of Default by depositing into the Quarterly Cash Reserve Account an amount equal to the sum of the two (2) Quarterly Payments next succeeding such date by no later than the end of the 30th Business Day after the occurrence of such Event of Default provided that an Account Control Agreement in respect of the Quarterly Cash Reserve Account has been entered into prior to such date. Such additional deposits shall increase the Required Cash Reserve, shall be additional segregated Collateral and shall not be available to make regularly scheduled Quarterly Payments unless at the time such Quarterly Payment is due the amount of the Unpaid Principal Amount plus interest thereon through the Maturity Date is less than the aggregate amount on deposit in the Quarterly Cash Reserve Account (including such additional deposits).
          (e) If Borrower shall at any time fail, or be in danger of failing, to comply with the terms of Section 5.01(j), then Borrower may prevent the occurrence of any Default or Event of Default that would otherwise be caused by such failure on written notice to Lender by depositing into the Quarterly Cash Reserve Account an amount equal to the sum of the two (2) Quarterly Payments next succeeding such date by no later than the end of the 30th Business Day after the date on which Borrower has actual knowledge of such failure, and provided that an Account Control Agreement in respect of the Quarterly Cash Reserve Account has been entered into prior to such date. Such additional deposits shall increase the Required Cash Reserve, shall be additional segregated Collateral and shall not be available to make regularly scheduled Quarterly Payments unless at the time such Quarterly Payment is due the amount of the Unpaid Principal Amount plus interest thereon through the Maturity Date is less than the aggregate amount on deposit in the Quarterly Cash Reserve Account (including such additional deposits).
          (f) On the last Business Day of each month Borrower will report to Lender the amount then on deposit in the Quarterly Cash Reserve Account.
          (g) Notwithstanding anything to the contrary contained herein, if, and for so long as, the amount on deposit in the Quarterly Cash Reserve Account at any time exceeds the sum of the remaining Quarterly Payments due through the Maturity Date, Borrower’s obligation to make future deposits into the Quarterly Cash Reserve Account shall cease.

          SECTION 2.08. Payments and Computations.
          (a) All obligations of Borrower under the Facility Documents are absolute and unconditional.
          (b) Borrower shall make each payment hereunder and under the Note in accordance with Lender’s then-existing payment instructions (as notified by Lender to Borrower), without set-off, counterclaim or other defense, not later than 11:00 a.m. (New York time) on the day when due in Dollars and immediately available funds. If payment is made after such time on any day, it shall be deemed to have been made on the next following Business Day.
          (c) Whenever any payment hereunder or under the Note would be due on a day other than a Business Day, such due date shall be extended to the next succeeding Business Day, and any such extension of such due date shall in such case be included in the computation of payment of interest or any fees, as the case may be.
          (d) All payments (including without limitation prepayments) made by Borrower to Lender under any Facility Document shall be applied to amounts then due and payable in the following order: (i) to any expenses, fees and indemnities payable by Borrower to Lender under any Facility Document, (ii) to any accrued but unpaid interest due under this Agreement; and (iii) to principal payments on the Unpaid Principal Amount.
          SECTION 2.09. Taxes.
          (a) Any and all payments by Borrower hereunder or under the Note shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto; provided that such amounts shall exclude, in the case of Lender, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which it is organized or any political subdivision thereof (all such taxes, levies, imposts, deductions, charges, withholdings and liabilities not otherwise excluded pursuant to the preceding proviso being herein referred to as “Taxes”). If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or pursuant to the Note, then (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.
          (b) In addition, Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under the Note or from the execution or delivery of, or otherwise with respect to, this Agreement, the Note or any Facility Document (herein referred to as “Other Taxes”).
          (c) Borrower will indemnify Lender for the full amount of Taxes or Other Taxes paid by Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. A certificate as to the amount of such Taxes and Other Taxes, submitted to Borrower by Lender, shall be conclusive evidence of the amount payable to Lender hereunder absent manifest error.
          SECTION 2.10. Illegality. Notwithstanding any other provision of this Agreement, if Lender shall notify Borrower that the introduction of or any change in or in the interpretation of any Law makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for Lender to perform its obligation to maintain the loan hereunder, the obligation of Lender shall be terminated and the Unpaid Principal Amount, all interest thereon and all other amounts payable under this Agreement shall become due and payable.
ARTICLE III
CONDITIONS OF LENDING
          SECTION 3.01. Conditions Precedent to Closing. The obligation of Lender to make the Advance is subject to the fulfillment, to the satisfaction of Lender and its counsel, of each of the following conditions on or before the Closing Date, each (unless otherwise specified below) dated the Closing Date and in form and substance satisfactory to Lender:
          (a) The Closing Date shall occur on or before December 27, 2006.
          (b) Lender shall have received each of the following documents:
     (i) the Note payable to the Lender duly executed by Borrower;
     (ii) certified copies of (x) the certificate of incorporation and By-laws of Borrower, (y) the resolutions of the Board of Directors of Borrower authorizing and approving the making and performance by Borrower of this Agreement, the Borrower Security Agreement, the Note and the other Facility Documents and the borrowings hereunder and (z) documents evidencing all other necessary company action and governmental approvals, if any, with respect to this Agreement, the Borrower Security Agreement, the Note and any other Facility Documents;
     (iii) a certificate of Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement, the Note, the Borrower Security Agreement or any other Facility Document to be delivered hereunder or thereunder;
     (iv) certificate issued by the Secretary of State of the State of Nevada, dated a date not earlier than ten (10) Business Days prior to the Closing Date, as to the good standing of Borrower in the State of Nevada;
     (v) an opinion of counsel to Borrower, substantially in the form of Exhibit B;

     (vi) the Borrower Security Agreement, substantially in the form of Exhibit C, duly executed by Borrower, and all documents contemplated thereby;
     (vii) the Warrant, substantially in the form of Exhibit D, duly executed by Borrower;
     (viii) original stock certificates representing Borrower’s ownership interests in each of its Subsidiaries, together with undated and signed blank stock powers with respect thereto; and
     (ix) Lender shall have received evidence of the filing of all Uniform Commercial Code financing statements required to perfect its security interest in the Collateral, and the results of tax, judgment and lien searches on Borrower and each of its Subsidiaries in all applicable jurisdictions;
          (c) Lender shall have received evidence, satisfactory to it in its sole and absolute discretion, of the termination and the release of all liens of the lenders set forth on Schedule 3 hereto.
          (d) There shall not have been any Law applicable to the transactions contemplated herein, or the financing thereof, promulgated, enacted, entered or enforced by any Governmental Authority, nor shall there be pending any action or proceeding by or before any Governmental Authority involving a substantial likelihood of an order, that would prohibit, restrict, delay or otherwise materially affect the execution, delivery and performance of the Facility Documents or the making of the Advance.
          (e) Borrower shall have paid Lender the Closing Fee and all fees and disbursements and other out-of-pocket costs and expenses (including, without limitation, reasonable legal fees and expenses) incurred by Lender in connection with this Agreement and the other Facility Documents.
          (f) Lender shall have received such other approvals, opinions and documents relating to this Agreement and the transactions contemplated hereby as it shall have reasonably requested.
          (g) Lender shall have completed due diligence satisfactory to the Lender on the Borrower and members of Key Management.
          SECTION 3.02. Conditions Precedent to the Advance. In addition to the foregoing, the obligation of Lender to make the Advance hereunder shall be subject to the further conditions precedent that on the date of the Advance the following statements shall be true (and the acceptance by Borrower of the proceeds of the Advance shall constitute a representation and warranty by Borrower that on the date of the Advance such statements are true):
          (a) each of the representations and warranties contained in Section 4.01 are true and correct in all material respects on and as of the date of the Advance, before and immediately after giving effect the Advance and to the application of the proceeds on the date of the Advance, as though made on and as of such date; and

          (b) no event has occurred and is continuing, or would result from the Advance or from the application of the proceeds on the date of the Advance, which constitutes a Default or an Event of Default.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
          SECTION 4.01. Representations and Warranties of Borrower. Borrower represents and warrants to Lender as follows:
     (a) Borrower (i) is a corporation duly organized, validly existing and in good standing under the State of Nevada, (ii) is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed and where, in each case, failure to so qualify and be in good standing could reasonably be expected to have a Material Adverse Effect and (iii) has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.
     (b) The execution, delivery and performance by Borrower of this Agreement, the Note and the other Facility Documents to which it is a party and the grant of the security interest contemplated hereby with respect to the Collateral are within its corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene Borrower’s constitutive documents, (ii) contravene any contractual restriction binding on it or require any consent under any agreement or instrument to which it or any of its Affiliates is a party or by which any of its properties or assets is bound which has not been obtained, (iii) result in or require the creation or imposition of any Liens upon any property or assets of Borrower other than Liens permitted by Section 5.02, or (iv) violate any Law. Borrower shall not be deemed to be in violation of any such Law or in breach of any contractual restriction binding upon it, unless such violation or breach could reasonably be expected to cause a Material Adverse Effect.
     (c) Except for any filings specifically provided for herein or in the Borrower Security Agreement, no order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption or waiver by, any Governmental Authority or any other third-party (except such as have been obtained or made and are in full force and effect) is required to authorize, or is required in connection to which it is a party with, (i) the execution, delivery and performance by Borrower of any Facility Document or (ii) the legality, validity, binding effect or enforceability of any Facility Document to which it is a party.
     (d) This Agreement and the other Facility Documents to which Borrower is a party are, and the Note and Warrant when delivered for value hereunder will be, legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally.
     (e) The consolidated balance sheets of Borrower and its consolidated Subsidiaries as at September 30, 2005, and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, audited by Killman, Murrell & Company, P.C., copies of which have heretofore been furnished to Lender, are complete and correct in all material respects and present fairly the consolidated financial condition of Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the fiscal year then ended.
     (f) (i) The unaudited consolidated balance sheet of Borrower and its consolidated Subsidiaries as at September 30, 2006, and the related unaudited consolidated statements of income and of cash flows for the three (3)-month period ended on such date, certified by a Responsible Officer, copies of which have heretofore been furnished to Lender, are complete and correct in all material respects and present fairly the consolidated financial condition of Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the three (3)-month period then ended (subject to normal year-end audit adjustments).
          (ii) The unaudited non-consolidated balance sheet of Borrower and each of its Subsidiaries as at November 30, 2006 and the related unaudited consolidated statements of income and of cash flows for the one-month period ended on such date, certified by a Responsible Officer, copies of which have heretofore been furnished to Lender, are complete and correct in all material respects and present fairly the consolidated financial condition of Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the one-month period then ended (subject to normal year-end audit adjustments).
     (g) All such financial statements referred to in Sections 4.01(e) and 4.01(f) above, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by such accountants or Responsible Officer, as the case may be, and as disclosed therein).
     (h) Neither Borrower nor any of its consolidated Subsidiaries had, at the date of the most recent balance sheet referred to above, any material Guaranty, contingent liability or liability for taxes, or any long-term lease or unusual forward or long-term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other financial derivative, which is not reflected in the foregoing statements or in the notes thereto.
     (i) During the period from October 1, 2005, to and including the date hereof there has been no sale, transfer or other disposition by Borrower or any of its consolidated Subsidiaries of any material part of its business or property and no purchase or other acquisition of any business or property (including any capital stock of any other

Person) material in relation to the consolidated financial condition of Borrower and its consolidated Subsidiaries at June 30, 2006 that has not been described in a filing with the U.S. Securities and Exchange Commission.
     (j) Since October 1, 2005, there has been no development or event nor any prospective development or event, which has had or could have a Material Adverse Effect.
     (k) There is no pending or threatened action or proceeding affecting Borrower or any Subsidiary of Borrower before any court, governmental agency or arbitrator which (i) is reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement, the Borrower Security Agreement, the Note or any other Facility Document.
     (l) Each of Borrower and its Subsidiaries is, and for at least the last five (5) years (or since the applicable date of formation, if in existence less than five (5) years) has been, to Borrower’s knowledge, in compliance with all Laws binding on or applicable to it and its respective properties (whether owned or leased or otherwise occupied), except where the failure to comply with such Laws could not reasonably be expected to have a Material Adverse Effect.
     (m) Each of Borrower and its Subsidiaries has good and marketable title in fee simple to, or a valid leasehold interest in, all real property it occupies, and good title to, or a valid leasehold interest in, all of its personal property, and none of such property is subject to any Lien, other than Liens permitted by Section 5.02. Other than Liens permitted by Section 5.02, neither Borrower nor any of the Subsidiaries has made any registrations, filings or recordations as a debtor in any jurisdiction evidencing a Lien in any of the foregoing, including, but not limited to, filings of UCC-1 financing statements. Upon the filing of a properly completed UCC-1 financing statement in the State of Nevada, Lender will have a valid and perfected first priority security interest in the Collateral free and clear of all Liens other than Liens permitted by Section 5.02.
     (n) Each of Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted (the “Intellectual Property”), except where the failure to own or license such Intellectual Property could not reasonably be expected to have a Material Adverse Effect. No legal claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property, or the validity or effectiveness of any such Intellectual Property, nor does Borrower know of any valid basis for any such claim. The use of such Intellectual Property by Borrower and its Subsidiaries does not infringe the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Neither Borrower nor its Subsidiaries has any trademark, patent or copyright registered with the United States Patent and Trademark Office or Copyright Office, or the analogous filing offices of any other jurisdiction.

     (o) Each of Borrower and its Subsidiaries has filed all income tax returns and all other material tax returns which are required to be filed by it with Governmental Authorities, and has paid all material taxes, assessments, claims, governmental charges or levies imposed on it or its properties by any Governmental Authority, except for taxes contested in good faith as to which adequate reserves have been provided in accordance with GAAP. Neither Borrower nor any of its Subsidiaries has entered into an agreement or waiver, or been asked to enter into an agreement or waiver, extending any statute of limitations relating to the payment or collection of taxes owed by Borrower or such Subsidiary, or is aware of any circumstances that would cause the taxable years or other taxable periods of Borrower or any Subsidiary to be subject to a statute of limitations that is different from that applicable to the taxes payable by the Borrower or any Subsidiary.
     (p) Neither Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.
     (q) None of the Borrower, its Subsidiaries, or their respective assets, properties and revenues is subject to any right of immunity on the grounds of sovereignty, or not subject to the jurisdiction of any court or from setoff or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under any Law applicable to the Borrower or such Subsidiaries.
     (r) The Advance constitutes an unconditional Debt obligation of Borrower and is not subject to subordination in favor of any other creditor of Borrower. Borrower has no senior Debt except for Debt incurred in respect of the Advance under this Agreement and as set forth in Schedule 3.
     (s) All information provided with respect to Borrower and its Affiliates by or on behalf of Borrower to Lender in connection with the negotiation, execution and delivery of this Agreement, the Note, the Borrower Security Agreement, and the other Facility Agreements or the transactions contemplated hereby and thereby, including, but not limited to, any financial statements of Borrower and its Subsidiaries provided to Lender is complete and correct in all material respects, and does not contain any untrue statement of a material fact or omit to state a fact necessary to make the statements contained therein not misleading in light of the time and circumstances under which such statements were made.
     (t) Each material agreement to which Borrower is party is in full force and effect, and Borrower is not in default under any provision of any material indenture, mortgage, deed of trust, credit agreement, loan agreement or any other material agreement or instrument to which Borrower is party or by which Borrower or any of its properties or assets is bound, in each case, which could reasonably be expected to result in a Material Adverse Effect.
     (u) All licenses, permits, approvals, concessions or other authorizations necessary to the conduct of the business of Borrower and each of its Subsidiaries have been duly obtained and are in full force and effect, except where the failure to obtain and maintain any of the foregoing could not reasonably be expected to have a Material Adverse Effect. There are no restrictions or requirements which limit Borrower’s ability to lawfully conduct its business which could reasonably be expected to have a Material Adverse Effect or perform its obligations under this Agreement or any other Facility Document
     (v) All the Subsidiaries of Borrower at the date hereof are listed on Schedule 1.
ARTICLE V
COVENANTS OF BORROWER
          SECTION 5.01. Affirmative Covenants. So long the Advance or other amount payable hereunder remains unpaid, Borrower covenants and agrees that:
     (a) Financial Statements. Borrower shall furnish to Lender:
          (i) as soon as available after the end of each fiscal year of Borrower, but in any event within five (5) days of the date Borrower files a Form 10-K with the Securities and Exchange Commission, a copy of the consolidated and consolidating balance sheet of Borrower and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, reported on without a “going concern” or like qualification or exception, or a qualification with respect to the scope of the audit, by Killman, Murrell & Company, P.C. or other independent certified public accounts of nationally recognized standing reasonably acceptable to Lender;
          (ii) as soon as available after the end of each of the first three (3) Quarterly periods of each fiscal year of Borrower, but in any event not later than five (5) days of the date Borrower files a Form 10-Q with the Securities and Exchange Commission, the unaudited consolidated balance sheet of Borrower and its consolidated Subsidiaries as at the end of such Quarter and the related unaudited consolidated statements of income and retained earnings and of cash flows of Borrower and its consolidated Subsidiaries for such Quarter and the portion of the fiscal year through the end of such Quarter, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, certified by a Responsible Officer as being fairly stated in all material respects when considered in relation to the consolidated financial statements of Borrower and its consolidated Subsidiaries (subject to normal year-end audit adjustments); and
          (iii) as soon as available, but in any event not later than fifteen (15) days after the end of each calendar month, the unaudited consolidated balance sheet and profit and loss statements of Borrower and its consolidated Subsidiaries;
all such financial statements referred to in items (i) and (ii) above shall be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).
     (b) Certificates; Other Information. Borrower shall furnish to Lender:
           (i) concurrently with the delivery of the financial statements referred to in subsection (a)(ii) of this Section, a certificate of a Responsible Officer stating that, to the best of such Responsible Officer’s knowledge, during the relevant period, Borrower observed or performed all of its covenants and other agreements, and satisfied every condition applicable to it, whether contained in this Agreement, the Note or the other Facility Documents to which it is a party, and that such Responsible Officer has no knowledge of any Default or Event of Default, in each case, except as specified in such certificate;
          (ii) not later than thirty (30) days following the end of each fiscal year of Borrower, a copy of the projections by Borrower of the operating budget and cash flow budget of Borrower and its Subsidiaries for the succeeding fiscal year, such projections to be accompanied by a certificate of a Responsible Officer to the effect that such projections have been prepared on the basis of sound financial planning practice and that such Officer has no reason to believe they are incorrect or misleading in any material respect;
           (iii) within five (5) days after the same are sent, copies of all financial statements and reports which Borrower sends to its stockholders, and within five (5) days after the same are filed, copies of all financial statements and reports which Borrower may submit to or file with any Governmental Authority;
          (iv) promptly, such additional financial and other information as Lender may reasonably request from time to time.
     (c) Payment of Obligations. Borrower shall pay, discharge or otherwise satisfy at or before maturity, or before they become delinquent, as the case may be, all payment obligations of whatever nature under any Contractual Obligations, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of Borrower or its Subsidiaries, as the case may be, or where the failure to satisfy such payment obligations could not reasonably be expected to have a Material Adverse Effect.
     (d) Conduct of Business and Maintenance of Existence. Each of Borrower and its Subsidiaries shall (i) continue to engage in business of the same general type as now conducted by it and keep in full force and effect its legal existence, (ii) take all reasonable action to maintain all rights, privileges and franchises necessary for the normal conduct of its business, except as otherwise permitted pursuant to Section 5.02, and (iii) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not in the aggregate, have a Material Adverse Effect.

     (e) Maintenance of Property; Insurance. Each of Borrower and its Subsidiaries shall keep all property that is necessary for the conduct of its business in good working order and condition, ordinary wear and tear excepted, and maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are customarily insured against by companies engaged in the same or similar business; and furnish to Lender, upon written request, information reasonably requested with respect to such insurance.
     (f) Inspection of Property; Books and Records; Discussions. Borrower and each of its Subsidiaries shall keep proper books of records and account in which full, true and correct entries in conformity with (and to the extent required by) GAAP and all applicable Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of Borrower and its Subsidiaries with officers and employees of Borrower and its Subsidiaries during regular business hours and with its independent certified public accountants; provided that so long as no Default or Event of Default has occurred, any visits or inspections in excess of once per Quarter shall be at Lender’s expense.
     (g) Notices. Borrower shall promptly give notice to Lender of:
          (i) the occurrence of any Default or Event of Default;
          (ii) any (x) default or event of default under any Contractual Obligation of Borrower or any of its Subsidiaries or (y) litigation, investigation or proceeding which may exist at any time between Borrower or any of its Subsidiaries and any Governmental Authority in connection with any alleged or suspected violation of Law, which in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;
          (iii) any litigation, investigation or proceeding affecting Borrower or any of its Subsidiaries, in which the amount involved is equal to or greater than One Hundred Thousand Dollars ($100,000) and, if (A) such amount is not covered by insurance or in which injunctive or similar relief is sought; and
          (iv) the occurrence of any other event not described above that could reasonably be expected to result in a Material Adverse Effect.
Each notice pursuant to this subsection shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action Borrower proposes to take with respect thereto.
     (h) Use of Proceeds. Borrower shall use the proceeds of the Advance solely to repay the Debt listed on Schedule 3 hereto and One Million Dollars ($1,000,000) in respect of Subordinated Debt owing to Art Feather, to fund Acquisitions and for working capital purposes.
     (i) Fannie Mae Certification. Borrower shall submit its application for certification from Fannie Mae as a Fannie Mae Seller/Servicer no later than January 1, 2008 and receive such approval no later than April 30, 2008. FHA will have completed their review of the 15 test cases and confirmed approval of MBI Mortgage as an approved FHA Lender by no later than April 30, 2007.
     (j) Minimum Coverage Ratio Test. Subject to the terms of Section 2.07, Borrower shall be in compliance with the Minimum Coverage Ratio Test at all times.
     (k) Subordination Agreements. Borrower shall provide no later than 30 days from the date hereof subordination agreements in form and substance satisfactory to Lender executed and delivered by each of the creditors holding any Debt listed on Schedule 2 in which such creditors agree to subordinate all amounts due or to become due to them for whatever reason to the payment in full of the Lender, including in any bankruptcy or other insolvency proceeding and agree not to take any action against the Borrower to enforce or demand payment of any such Debt or any security therefore until the Lender has been paid in full.
          SECTION 5.02. Negative Covenants. So long as the Advance or other amount payable hereunder remains unpaid, Borrower covenants and agrees that Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:
     (a) Limitation on Debt.
          Create, incur, assume or suffer to exist any Debt, except Debt in respect of the Advance, the Note and other obligations of Borrower under this Agreement and the following:
     (i) Debt of any Subsidiary of Borrower made in favor of Borrower;
     (ii) Guaranty obligations in respect of any primary obligation constituting Debt which is otherwise permitted hereunder;
     (iii) Debt outstanding on the date hereof and listed on Schedule 2 (other than Debt listed on Schedule 3 to be retired), and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof);
     (iv) Any Debt of MBI Mortgage, the stated purpose of which is to finance MBI Mortgage’s origination and/or acquisition and warehousing of Mortgage Loans until such loans are sold to a third-party or into the secondary market.
     (v) Debt representing deferred compensation to employees of Borrower or its Subsidiaries in an amount not exceeding $50,000 in the aggregate;

     (vi) Debt incurred by the Borrower or its Subsidiaries in an Acquisition representing obligations for the adjustment of the purchase price or similar adjustments that have been subordinated to the amounts due to Lender hereunder pursuant to a subordination agreement acceptable to Lender in its sole discretion;
     (vii) Debt in respect of netting services, overdraft protections and similar arrangements in each case in connection with deposit accounts;
          (b) Limitation on Liens.
          Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:
           (i) Liens created pursuant to the Security Agreement or any other Facility Document;
          (ii) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;
          (iii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which secure amounts not overdue for a period of more than sixty (60) days or which are being contested in good faith by appropriate proceedings;
           (iv) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;
          (v) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
           (vi) easements, rights-of-way, restrictions and other similar encumbrances imposed by applicable law or incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of Borrower or such Subsidiary; and
           (vii) attachment or judgment Liens with respect to any judgments or orders not constituting an Event of Default hereunder.
     (c) Limitations on Fundamental Changes.
     Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign,

transfer or otherwise dispose of, all or substantially all of its property, business or assets, or make any material change in its present method of conducting business, except:
           (i) any Subsidiary of Borrower may be merged or consolidated with or into Borrower (provided that Borrower shall be the continuing or surviving corporation) or with or into any one or more wholly-owned Subsidiaries of Borrower (provided that the wholly-owned Subsidiary or Subsidiaries shall be the continuing or surviving corporation) and after giving effect to any of such transactions, no Default or Event of Default shall exist;
           (ii) any wholly-owned Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to Borrower or any other wholly-owned Subsidiary of Borrower;
           (iii) any wholly owned special purpose acquisition corporation may be merged with or into any target of an Acquisition; and
           (iv) the Borrower may merge with and into a newly formed Delaware corporation for the purpose of changing its domicile provided that such merger will not otherwise result in any Default or Event of Default hereunder, Borrower takes all steps necessary to maintain the continuous perfection and priority of Lender’s Liens hereunder and delivers an opinion of counsel to Lender that all Facility Documents, the Note, Warrant and Liens are enforceable in accordance with their terms and all Liens remain continuously perfected.
     (d) Limitation on Dividends.
     Declare or pay any dividend (other than dividends payable solely in common stock of Borrower) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of capital stock of Borrower or any Subsidiary or any warrants or options to purchase any such capital stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Borrower or any Subsidiary, except (i) pursuant to the terms of an Employee Plan, and (ii) that any wholly-owned Subsidiary may declare and pay dividends to Borrower or, in the case of any Subsidiary that is wholly-owned by any other Subsidiary, to such Subsidiary.
     (e) Limitations on Loans and Advances.
     Make or permit to exist any loans or advances to any Person, other than (a) extensions of trade credit in the ordinary course of business in an amount not exceeding Fifty Thousand Dollars ($50,000) to any one Person; (b) Mortgage Loans originated or acquired by MBI Mortgage; or (c) subject to the prior written approval of Lender, loans or advances made to a seller in connection with an Acquisition.

     (f) Transactions with Affiliates.
     Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) otherwise permitted under the Agreement, (b) in the ordinary course of Borrower’s or such Subsidiary’s business and (c) upon fair and reasonable terms no less favorable to Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate.
     (g) Limitation on Negative Pledge Clauses.
     Enter into any agreement with any Person other than Lender pursuant to this Agreement or any other Facility Document which prohibits or limits the ability of Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired.
     (h) Organizational Documents.
     Amend its certificate of incorporation (except to make ministerial changes therein) or its by-laws or issue or sell any of its equity interests unless Borrower complies with the terms of Section 2.07. Issue any warrants, options or other securities or interests convertible into common stock of preferred stock, other than in connection with an Employee Plan or Acquisition, and only to the extent that Borrower otherwise complies with the terms of the Warrants.
     (i) Fiscal Year.
     Permit the fiscal year of Borrower to end on a day other than September 30.
     (j) Limitation on Conduct of Business.
     Enter into any business either directly or through any Subsidiary except for businesses in which the Company and its Subsidiaries are engaged on the date of this Agreement and business directly, reasonably related or complementary to such existing businesses.
ARTICLE VI
EVENTS OF DEFAULT
          SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:
     (a) (i) Borrower shall fail to pay any principal of the Advance when the same becomes due and payable; or (ii) Borrower shall fail to pay any interest on the Advance or any other amount payable hereunder or under any other Facility Document when due and in the case of either (i) or (ii), such failure remains unremedied for a period of eight (8) Business Days or more; or

     (b) any representation or warranty made by Borrower herein or in any other Facility Document shall be incorrect in any material respect when made; or
     (c) (i) Borrower shall fail to perform or observe any term, covenant or agreement contained in this Agreement, any other Facility Document or any other agreement between Lender and Borrower to be performed or observed by Borrower and such failure remains unremedied for eight (8) Business Days after notice thereof shall have been given to Borrower by Lender; or
     (d) Borrower or any of its Subsidiaries shall fail to pay any principal of any other Debt of Borrower or such Subsidiary, as applicable, for or in respect of borrowed money which is outstanding in an aggregate principal amount of at least Twenty Five Thousand ($25,000) Dollars when the same becomes due and payable (whether at scheduled maturity, by required prepayment, acceleration, demand or otherwise); or any other event shall occur or condition shall exist under any agreement or instrument relating to any other Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such other Debt; or such other Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such other Debt shall be required to be made, in each case prior to the stated maturity thereof; or
     (e) Borrower or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against Borrower or any of its Subsidiaries seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and assets and, in the case of any such proceeding instituted against Borrower or any of its Subsidiaries, such proceeding shall remain undismissed or unstayed for a period of thirty (30) days; or Borrower or any of its Subsidiaries shall take any corporate or company action (as applicable), to authorize any of the actions set forth above in this subsection; or
     (f) (i) any judgment or order for the payment of money in excess of Twenty Five Thousand ($25,000) Dollars shall be rendered against Borrower or any of its Subsidiaries and either (x) enforcement proceedings shall have been commenced by any creditor upon such judgment or order which shall not have been stayed or dismissed within thirty (30) days after the commencement of such proceedings or (y) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect, or (ii) any failure by Borrower or any of its Subsidiaries to satisfy when due any non-monetary judgment if the failure so to do could reasonably be expected to have a Material Adverse Effect; or

     (g) (i) Lender shall cease to have a first-priority, perfected security interest in, lien on and charge over any material portion of the Collateral or (ii) any “Event of Default” (as defined therein) under the Borrower Security Agreement shall have occurred (after the expiration of any applicable grace period set forth therein); or
     (h) (a) Borrower shall deny any of its obligations under this Agreement or any other Facility Document to which it is a party, (b) any Law shall purport to render invalid, or preclude enforcement of, any provision of this Agreement or any other Facility Document, or impair in any material respect performance of Borrower’s obligations hereunder or under any other Facility Document or (c) any dominant authority asserting or exercising de jure or de facto governmental or police powers shall, through any Law applicable to Borrower, cancel, suspend or defer the obligation of Borrower to pay any amount required to be paid hereunder or under any other Facility Document; or
     (i) any event or condition shall occur or exist, which in the reasonable judgment of Lender, could have a Material Adverse Effect and that, if capable of being remedied, remains unremedied for eight (8) Business Days after notice thereof shall have been given to Borrower by Lender; or
     (j) any Governmental Authority shall have condemned, nationalized, seized, or otherwise expropriated all or any substantial part of the property or other assets of Borrower or any of its Subsidiaries or shall have assumed custody or control of such property or other assets or of the business or operations of Borrower or any of its Subsidiaries or shall have taken any action for the dissolution or disestablishment of Borrower or any of its Subsidiaries or any action that would prevent Borrower or its officers from carrying on the business of Borrower or a substantial part thereof, or
     (k) Borrower fails to file any Form 10-K or Form 10-Q or other periodic or required report with the U.S. Securities and Exchange Commission by the required dates and such failure continues for eight (8) Business Days; or
     (l) Borrower fails to cause Bank to enter into an Account Control Agreement within 90 days of the Closing Date; or
     (m) the Borrower shall not have filed a registration statement to register any of the shares into which the Warrant is exercisable within 30 days after the closing of the New Financing or such registration statement shall not have become effective within 180 days of filing with the U.S. Securities and Exchange Commission.
     (n) a Change of Control shall occur;
     (o) a Change in Key Management shall occur; or
     (p) Borrower shall fail to deliver executed subordination agreements as set required in Section 5.01(k) hereunder.

Notwithstanding anything to the contrary herein, if the Default shall occur for the third time, then all grace periods specified above with respect to compliance with such Default provision shall be zero (0) days.
Following the occurrence of an Event of Default Lender may, by notice to Borrower, declare the Advance, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advance, all such interest and all such other amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to Borrower under the Bankruptcy Code or any applicable bankruptcy or similar proceeding the Advance, all such interest and all such other amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by Borrower.
ARTICLE VII
MISCELLANEOUS
          SECTION 7.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Note, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by Lender (and the Borrower in the case of an amendment), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
          SECTION 7.02. Notices, Etc. Any notice or other communication required or permitted pursuant to this Agreement or any of the other Facility Documents shall be deemed given (i) when personally delivered to any officer or representative of the party to whom it is addressed, (ii) on the earlier of actual receipt thereof or five (5) days following posting thereof by certified mail, postage prepaid, return receipt requested, or (ii) upon actual receipt thereof when sent by a recognized overnight delivery service, or (iii) upon actual receipt thereof when sent by facsimile to the number set forth below with electronic confirmation of receipt, in each case addressed to the applicable party at its address set forth below or at such other address as has been furnished in writing by such party to the other by like notice:
          if to Borrower:
MBI Financial, Inc.
1845 Woodall Rodgers Frwy., Suite 1225
Dallas, Texas 75201
Fax: (214) 468-0001
Attn: Patrick McGeeney

          with a copy to:
Haynes and Boone, LLP
901 Main Street, Suite 3100
Dallas, Texas 75202
Fax: (214) 651-5940
Attn: Gregory R. Samuel
          if to Lender:
Old Master Giotto Fund Limited
c/o Maricorp Services Ltd.,
4th Floor, West Wind Building
70 Harbour Drive
PO Box 2075GT
George Town, Grand Cayman
Cayman Islands, British West Indies
          with a copy to each of:
Old Master Capital, LLC
152 West 57th Street 6th Floor
New York, New York 10038
Fax: (212) 974-0404
Attn: Matt Kishlansky
Katten Muchin Rosenman LLP
575 Madison Avenue
New York, New York 10025
Fax: (212) 940-8876
Attn: Jack P. Governale, Esq.
Marilyn Selby Okoshi, Esq.
or at such other address, facsimile or telephone number or to the attention of such other individual or department as the party to which such information pertains may hereafter specify for the purpose in a notice to the other specifically captioned “Notice of Change of Address.”
          SECTION 7.03. No Waiver; Remedies. No failure on the part of Lender to exercise, and no delay in exercising, any right hereunder or under the Note shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by Law. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Lender or the holder of the Note to any other or further action in any circumstances without notice or demand.

          SECTION 7.04. Costs, Expenses and Indemnification.
          (a) Borrower agrees to pay and reimburse on demand all reasonable costs and expenses of Lender in connection with (i) the negotiation, preparation, execution and delivery of this Agreement, the Borrower Security Agreement, the Note, the other Facility Documents and other documents to be delivered hereunder or thereunder or in respect of the transactions contemplated hereby or thereby, including the fees and out-of-pocket expenses of its counsel, and (ii) any amendment, consent or waiver with respect to any of the foregoing. Borrower further agrees to pay on demand all costs and expenses, if any (including, but not limited to, reasonable counsel fees and expenses), incurred by Lender in connection with administration, modification and supplementation of this Agreement, the Borrower Security Agreement, the Note, the other Facility Documents, the Collateral and the collateral under the Subsidiary Security Agreement, and the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Borrower Security Agreement, the Note, the other Facility Documents and the other documents to be delivered hereunder or in respect of the transactions contemplated hereby, including, but not limited to, reasonable counsel fees and expenses in connection with the enforcement of rights under this subsection and under any other Facility Document and any fees and expenses of Lender in any bankruptcy or insolvency proceeding in respect of Borrower.
          (b) (i) Borrower shall indemnify Lender and each of its Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, but not limited to, fees and disbursements of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to any investigation, litigation or proceeding or the preparation of any defense with respect thereto arising out of or in connection with or relating to this Agreement, the Borrower Security Agreement, the Note, any other Facility Document or the transactions contemplated hereby or thereby, or any consent (or lack of consent) rendered by Lender in connection with Collateral and the collateral under the Subsidiary Security Agreement (including, but not limited to, substitution or reallocation), or any use made or proposed to be made of the proceeds of the Advance, whether or not such investigation, litigation or proceeding is brought by Borrower, any of its owners or creditors, an Indemnified Party or any other Person, or an Indemnified Party is otherwise a party thereto, and whether or not any of the conditions precedent set forth in Article III are satisfied or the transactions contemplated by this Agreement are consummated, except to the extent such claim, damage, loss, liability or expense results from such Indemnified Party’s fraud, gross negligence or willful misconduct.
          SECTION 7.05. Binding Effect; Assignment. (a) This Agreement shall become effective when it shall have been executed by Borrower and Lender. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby. Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of Lender. Lender may not assign or otherwise transfer its rights or obligations hereunder except in accordance with Section 7.05(b).
          (b) Lender may, upon notice to Borrower, assign to any of its Affiliates all or a portion of its rights and obligations under this Agreement (including, but not limited to, all or a portion of the Advance and the Note); provided that no more than four (4) Affiliates may take assignment of Lender’s rights and obligations hereunder. The parties to each such assignment shall execute and deliver an assignment, together with the Note subject to such assignment, whereupon such assignee, to the extent of the assigned interest, shall be a “Lender” hereunder. Upon its receipt of an assignment executed by an assignor and an assignee, together with the Note subject to such assignment, the Borrower shall execute and deliver to the Lender in exchange for the surrendered Note a new Note to the order of such assignee and, if it has retained an interest in the Advance, to the order of such assignor. Such new Note(s) shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note.
          SECTION 7.06. Governing Law; Submission to Jurisdiction. This Agreement and the Note shall be governed by, and construed in accordance with, the law of the State of New York, exclusive of its conflict of laws provisions other than Section 5-1401 and Section 5-1402 of the New York General Obligations Law. Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in New York City for the purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Borrower irrevocably consents to the service of any and all process in any legal proceeding by the mailing of copies of such process to Borrower at its address set forth in Section 7.02. Borrower irrevocably waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court, has been brought in an inconvenient forum. A final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Borrower further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to Borrower at its address specified in or pursuant to Section 7.02, such service to become effective thirty (30) days after such mailing. Nothing herein shall affect the right of Lender or the holder of the Note to serve process in any other manner permitted by Law or to commence legal proceedings or otherwise proceed against Borrower in any other jurisdiction. To the extent that Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, Borrower hereby irrevocably waives such immunity in respect of its obligations under this Agreement, the Borrower Security Agreement, the Note and the other Facility Documents and, without limiting the generality of the foregoing, agrees that the waivers set forth herein shall have the fullest scope permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act.
          SECTION 7.07. Severability. In case any provision in this Agreement or in the Note shall be held to be invalid, illegal or unenforceable, such provision shall be severable from the rest of this Agreement or the Note, as the case may be, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
          SECTION 7.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
          SECTION 7.09. Survival. The obligations of Borrower herein shall remain in full force and effect during the term of this Agreement. The obligations of Borrower under Sections 2.09, 7.04, 7.12 and 7.13 shall survive the termination of this Agreement. In addition, each representation and warranty made, or deemed to be made by any acceptance by Borrower of the proceeds of such borrowing shall constitute a representation and warranty by Borrower that on the date of such borrowing such statements are true, herein or pursuant hereto shall survive the making of such representation and warranty, and Lender shall not be deemed to have waived, by reason of making the Advance, any Default or Event of Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that Lender may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such extension of credit was made.
          SECTION 7.10. Confidentiality. Lender will not, without the prior written consent of Borrower (which shall not be unreasonably withheld), disclose (other than to its Affiliates and to its and its Affiliates’ directors, employees, auditors and counsel, in each case only to the extent necessary for Lender’s administration and enforcement of this Agreement) any Confidential Information with respect to Borrower furnished to it under this Agreement, except (i) as may be required to comply with any applicable Law or pursuant to legal process or otherwise as required in connection with litigation (and Lender agrees that it will, to the extent reasonably practicable and if permitted by applicable Law, give Borrower prior written notice of such disclosure reasonably sufficient to permit Borrower to contest such disclosure), (ii) to the extent requested by any Governmental Authority (and Lender agrees that it will, to the extent reasonably practicable and if permitted by applicable Law, give Borrower prior written notice of such disclosure reasonably sufficient to permit Borrower to contest such disclosure) and (iii) in connection with Lender’s enforcement of its rights hereunder after an Event of Default has occurred and is continuing. The obligations of Lender hereunder with regard to any Confidential Information furnished to it shall terminate one year after receipt of such information.
          SECTION 7.11. No Fiduciary Relationship. Borrower acknowledges that Lender does not have a fiduciary relationship with, or fiduciary duty to, Borrower arising out of or in connection with this Agreement or the Note, and the relationship between Lender and Borrower is solely that of creditor and debtor. This Agreement does not create a joint venture among the parties.
          SECTION 7.12. Right of Setoff. Upon the occurrence of an Event of Default, Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by Lender or any of its Affiliates to or for the credit or the account of Borrower against and on account of the obligations and liabilities of Borrower to Lender under this Agreement or under any of the other Facility Documents, including, but not limited to, all claims of any nature or description arising out of or connected with this Agreement or any other Facility Document, irrespective of whether or not Lender shall have made any demand hereunder and although said obligations, liabilities or claims, or any of them, shall be contingent or unmatured.
          SECTION 7.13. Judgment Currency. If a judgment, order or award is rendered by any court or tribunal for the payment of any amounts owing to Lender under this Agreement or any other Facility Document or for the payment of damages in respect of a judgment or order of another court or tribunal for the payment of such amount or damages, such judgment, order or award being expressed in a currency (the “Judgment Currency”) other than Dollars, Borrower agrees (a) that its obligations in respect of any such amounts owing shall be discharged only to the extent that on the Business Day following Lender’s receipt of any sum adjudged in the Judgment Currency Lender may purchase Dollars with the Judgment Currency and (b) to indemnify and hold harmless Lender against any deficiency in terms of the Dollars in the amounts actually received by Lender following any such purchase (after deduction of any premiums and costs of exchange payable in connection with the purchase of, or conversion into, Dollars). The indemnity set forth in the preceding sentence shall (notwithstanding any judgment referred to in the preceding sentence) constitute an obligation of Borrower separate and independent from its other obligations hereunder, shall apply irrespective of any indulgence granted by Lender.
          SECTION 7.14. Replacement of Promissory Note. Upon receipt of (a) an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of the Note or any other security document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon cancellation or deemed cancellation of such Note or such other security document and (b) a customary agreement of indemnification from Lender with respect to potential liabilities with respect to the replacement thereof of such Note, Borrower shall promptly issue in lieu thereof a replacement note or other security document in the same principal amount and otherwise of like tenor.
          SECTION 7.15. Headings Descriptive. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.
          SECTION 7.16. Entire Agreement. This Agreement and the other Facility Documents constitute the entire agreement between the parties hereto relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, between the parties hereto relating to the subject matter hereof.
          SECTION 7.17. WAIVER OF JURY TRIAL. EACH OF BORROWER AND LENDER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTE, THE OTHER FACILITY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
[END OF TEXT]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized, as of the date first above written.

MBI FINANCIAL INC.

By:
Name:
Title:

OLD MASTER GIOTTO FUND LIMITED

By:
Name:
Title:

Exhibit A – Form of Note
NON-NEGOTIABLE PROMISSORY NOTE

$5,000,000	Dated: December 27, 2006
          FOR VALUE RECEIVED, the undersigned, MBI FINANCIAL INC., a Nevada corporation (“Borrower”), HEREBY PROMISES TO PAY to OLD MASTER GIOTTO FUND LIMITED, a Cayman Islands exempted company (the “Lender”), the principal sum of FIVE MILLION DOLLARS ($5,000,000) (the “Advance”), on the dates and in the principal amounts provided in the Credit Agreement (as defined below).
          Borrower promises to pay interest on the unpaid principal amount of the Advance to Borrower from the date of the Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement. Both principal and interest are payable in lawful money of the United States of America to Lender, in immediately available funds.
          This Non-Negotiable Promissory Note is the Note referred to in, and is entitled to the benefits of, among other things, the Credit Agreement dated as of December 27, 2006 (as from time to time amended, supplemented or otherwise modified, the “Credit Agreement”) between Borrower and Lender and the Borrower Security Agreement between Borrower and Lender, dated as of December 27, 2006 (as from time to time amended, supplemented or otherwise modified, the “Security Agreement”), as and to the extent provided therein. The Credit Agreement, among other things, (i) provides for the making of the Advance by Lender to Borrower which is evidenced by this Non-Negotiable Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain events therein specified.
          Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.
          This Non-Negotiable Promissory Note shall be governed by, and construed in accordance with, the law of the State of New York, exclusive of its conflict of laws provisions other than Section 5-1401 of the New York General Obligations Law.

MBI FINANCIAL INC.

By:
Name:
Title:

Exhibit B — Form of Legal Opinion of Counsel to Borrower

Exhibit C — Form of Borrower Security Agreement

Exhibit D — Form of Warrant

Annex A — Payment Schedule

13-Dec-06	Initial Principal	$5,000,000.00
01-Jan-07		$5,060,000.00
01-Feb-07	1st monthly interest + Principal	$5,135,900.00
01-Mar-07	2nd monthly interest + Principal	$5,211,800.00
01-Apr-07	3rd monthly interest + Principal	$5,289,977.00
01-Apr-07	1st ‘Quarterly’ Payment	$914,977.00

	New Principal	$4,375,000.00
01-May-07	4th monthly interest + Principal	$4,440,625.00
01-Jun-07	5th monthly interest + Principal	$4,507,234.38
01-Jul-07	6th monthly interest + Principal	$4,574,842.89
01-Jul-07	2nd ‘Quarterly’ Payment	$824,842.89

	New Principal	$3,750,000.00
01-Aug-07	7th monthly interest + Principal	$3,806,250.00
01-Sep-07	8th monthly interest + Principal	$3,863,343.75
01-Oct-07	9th monthly interest + Principal	$3,921,293.91
01-Oct-07	3rd ‘Quarterly’ Payment	$796,293.91

	New Principal	$3,125,000.00
01-Nov-07	10th monthly interest + Principal	$3,171,875.00
01-Dec-07	11th monthly interest + Principal	$3,219,453.13
01-Jan-08	12th monthly interest + Principal	$3,267,744.92
01-Jan-08	4th ‘Quarterly’ Payment	$767,744.92

	New Principal	$2,500,000.00
01-Feb-08	13th monthly interest + Principal	$2,537,500.00
01-Mar-08	14th monthly interest + Principal	$2,575,562.50
01-Apr-08	15th monthly interest + Principal	$2,614,195.94
01-Apr-08	5th ‘Quarterly’ Payment	$739,195.94

	New Principal	$1,875,000.00
01-May-08	16th monthly interest + Principal	$1,903,125.00
01-Jun-08	17th monthly interest + Principal	$1,931,671.88
01-Jul-08	18th monthly interest + Principal	$1,960,646.95
01-Jul-08	6th ‘Quarterly’ Payment	$710,646.95

	New Principal	$1,250,000.00
01-Aug-08	19th monthly interest + Principal	$1,268,750.00
01-Sep-08	20th monthly interest + Principal	$1,287,781.25
01-Oct-08	21st monthly interest + Principal	$1,307,097.97
01-Oct-08	7th ‘Quarterly’ Payment	$682,097.97

	New Principal	$625,000.00
01-Nov-08	22nd monthly interest + Principal	$634,375.00
01-Dec-08	23rd monthly interest + Principal	$643,890.63
01-Jan-09	24th monthly interest + Principal	$653,548.98
01-Jan-09	8th ‘Quarterly’ Payment	$653,548.98

Annex B – Quarterly Payments
On February 1, 2007, fifteen (15%) percent of the second Quarterly Payment;
On March 1, 2007, twenty (20%) percent of the second Quarterly Payment;
On April 1, 2007, twenty (20%) percent of the second Quarterly Payment;
On May 1, 2007, twenty (20%) percent of the second Quarterly Payment; and
On June 1, 2007, twenty-five (25%) percent of the second Quarterly Payment.
On July 1, 2007 and the first day of each calendar month thereafter,
In the first month of a Quarter, twenty (20%) percent of the Quarterly Payment next due; and
In each of the last two months of the Quarter, forty (40%) percent of the Quarterly Payment next due.

Schedule 1 – Subsidiaries
MBI Mortgage, Inc.

Schedule 2 – Debt

Name	Amount
Art Feather	$1,500,000
Art Feather Dec. Bridge	$425,000
Brett Faryniarz	1,018,668
Spencer Clark Long-term	1,500,000
Fradella	110,000
Thompson	110,000
Webb	49,708
RG America	75,000
Spencer Clark — Short-Term	150,000
William Marshall — Dallas Acq.	100,000

$5,038,376

Schedule 3 – Senior Debt
Debt Schedule

Name	Amount
Art Feather	$1,000,000
Art Feather Dec. Bridge	$425,000
Spencer Clark Long-term	1,500,000

$2,925,000